Exhibit 10.3

EXECUTION VERSION

AMENDMENT TO INSIDER LETTER

This Amendment, dated as of January 11, 2021 (this “Amendment”) to that certain letter agreement, dated September 22, 2020, by and among VPC Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), VPC Impact Acquisition Holdings, a Cayman Islands exempted company (the “Company”) each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) (the “Original Sponsor Letter”) and Bakkt Holdings, LLC, a Delaware limited liability company (together with any successor thereto upon the consummation of the Merger (as defined below), “Bakkt Opco” and together with the Insiders, the Sponsor and the Company, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Sponsor Letter.

WHEREAS, this Amendment and Agreement is being delivered in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, Bakkt Opco and Pylon Merger Company LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which, among other matters, Merger Sub will merge with and into Bakkt Opco (the “Merger”), with Bakkt Opco continuing as the surviving limited liability company and a subsidiary of the Company;

WHEREAS, pursuant to Section 13 of the Original Sponsor Letter, the Original Sponsor Letter may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company and Bakkt Opco to enter into the Merger Agreement, the Parties wish to amend the Original Sponsor Letter on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Sponsor Letter.

(a)	Section 1 of the Original Sponsor Letter is hereby amended in its entirety as follows:

“1. The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.”

(b)	The Original Sponsor Letter is hereby amended by adding the following Sections 21 through 24 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 17.2 of the Amended and Restated Memorandum and Articles of Association of the Company, dated as of September 22, 2020 (the “Charter”) provides that Class B Shares of the Company (the “Class B Shares”) shall automatically convert into Class A Shares of the Company (the “Class A Shares”) on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination (as defined in the Charter) and Section 17.3 of the Charter provides that the Initial Conversion Ratio in the case that additional Class A Shares or any other equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Company’s initial public offering of securities (the “IPO”) and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 25% of the sum of: (a) the total number of all Class A Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option (as defined in the Charter) and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor); plus (b) all Class A Shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor or to officers and directors upon the conversion of working capital loans made to the Company; minus (c) the number of public shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio. As of and conditioned upon the Closing (as such term is defined in the Merger Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 17.3 of the Charter to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing (as defined in the Merger Agreement), and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis, such that, as a result of such conversion, all outstanding shares of Class B Common Stock shall collectively convert into 5,184,300 shares of Class A Common Stock.

For the avoidance of doubt, the term “Business Combination” in this Section 1(a) shall include the transactions contemplated by the Merger Agreement.

22 Voting.

(a) Subject to the terms of this Agreement, Sponsor and each Insider (each, a “Restricted Party”), solely in their capacity as holders of Class B Shares and not in any other capacity (including, without limitation, in the capacity as directors) and, in respect of each Insider, solely to the extent such Insider directly holds Class B Shares, irrevocably and unconditionally agrees, during the period beginning on January 11, 2021, and ending on the Expiration Date (as defined below) (the “Applicable Period”), at each meeting of the shareholders of the Company (a “Meeting”), to cause to be present in person or represented by proxy and to vote or cause to be voted the Class B Shares (the “Subject Shares”) of such Restricted Party that are entitled to vote, in each case as follows:

(i) in favor of each of the Voting Matters (as defined in the Merger Agreement);

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for shareholders of the Company to approve and adopt the Voting Matters to a later date if there are not sufficient votes to approve and adopt the Voting Matters, or if there are not sufficient shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for an Alternative Transaction (as defined in the Merger Agreement) or the adoption of an agreement to enter into an Alternative Transaction; and

(iv) except for voting in favor of the Voting Matters, against any proposal for any amendment or modification of the Company’s current Organizational Documents (as defined in the Merger Agreement) that would change the voting rights of any Class A Shares or Class B Shares or the number of votes required to approve any proposal, including the vote required to approve and adopt any of the Voting Matters.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 22 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote. For the avoidance of doubt, nothing contained herein requires any Restricted Party (or entitles any proxy of such Restricted Party) to convert, exercise or exchange any warrants or convertible securities in order to obtain any underlying Class B Shares.

(c) Each Restricted Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 22.

(d) The earliest to occur of the following shall be the “Expiration Date”: (a) the Effective Time (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement pursuant to Article VIII (Termination) thereof.

23 Public Announcements; Filings; Disclosures.

(a) Sponsor shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, the other Transaction Documents (as defined in the Merger Agreement) or the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents, without the prior written consent of the Company and Bakkt Opco, except (i) as required by applicable law or court process, in which case Sponsor shall use its reasonable efforts to provide the Company and Bakkt Opco and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall consider in good faith any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by the Company and Bakkt Opco; provided, that the foregoing shall not apply to any disclosure required to be made by Sponsor to a Governmental Authority (as defined in the Merger Agreement) so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by Bakkt Opco and the Company pursuant to the terms of the Merger Agreement.

(b) Sponsor hereby (i) consents to and authorizes Bakkt Opco and the Company to publish and disclose in any disclosure required by the Commission and in the proxy statement prepared by the Company and filed with the Commission relating to the Meeting (the “Proxy Statement”) Sponsor’s identity and ownership of Subject Shares and Sponsor’s obligations under this Agreement (the “Sponsor Information”), (ii) consents to the filing of this Agreement to the extent required by applicable law to be filed with the Commission or any Governmental Authority relating to the Merger, and (iii) agrees to reasonably cooperate with the Company in connection with such filings, including providing Sponsor Information reasonably requested by the Company. The Company shall use its reasonable best efforts to provide Sponsor with a reasonable opportunity to review and comment on any Sponsor Information of Sponsor included in such disclosure in advance of its filing. As promptly as practicable, Sponsor shall notify the Company of any required corrections with respect to any Sponsor Information supplied by Sponsor, if and to the extent Sponsor becomes aware that any Sponsor Information shall have become false or misleading in any material respect.

24 No Solicitation. Sponsor acknowledges that Sponsor has read Section 5.11 (No Solicitation) of the Merger Agreement. In addition, Sponsor, solely in Sponsor’s capacity as a shareholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.11 of the Merger Agreement if Sponsor were deemed a “Representative” of the Company for purposes of Section 5.11 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by Sponsor in any capacity other than as a shareholder of the Company, to the extent such actions are in compliance with or required under Section 5.11 of the Merger Agreement.

2.

Effect of Amendment. The provisions of the Original Sponsor Letter, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Sponsor Letter shall be deemed references to the Original Sponsor Letter, as amended by this Amendment. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (x) upon the Expiration Date, Bakkt Opco shall automatically be removed as a party to this Amendment without any action on the part of any Party and (y) in the event the Merger Agreement is terminated pursuant to the terms thereof for any reason, this Amendment shall automatically terminate and cease to be of further force and effect. Each of the Parties agrees that, prior to the termination of the Merger Agreement, Bakkt Opco shall have the right to specifically enforce any of the obligations of the Restricted Parties to the Company under Sections 1, 7, 11, 21, 22, 23 and 24 of the Original Sponsor Letter, as amended by this Amendment.

3.

Entire Agreement. This Amendment and the Original Sponsor Letter, as amended pursuant to this Amendment, the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.

Miscellaneous. The first sentence of the second paragraph of Section 2, the last sentence of Section 13 and Sections 14, 15, 16, 17, 18, 19 and 20 of the Original Sponsor Letter are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:	/s/ Scott R. Zemnick
Name:	Scott R. Zemnick
Title:	Authorized Signatory

INSIDERS:

By:	/s/ John Martin
Name:	John Martin

By:	/s/ Gordon Watson
Name:	Gordon Watson

By:	/s/ Olibia Stamatoglou
Name:	Olibia Stamatoglou

By:	/s/ Adrienne Harris
Name:	Adrienne Harris

By:	/s/ Kai Schmitz
Name:	Kai Schmitz

By:	/s/ Kurt Summers
Name:	Kurt Summers

[Signature Page to Amendment to Insider Letter]

Acknowledged and Agreed:

COMPANY:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	President and Chief Operating Officer

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ David Clifton
Name:	David Clifton
Title:	Chief Executive Officer

[Signature Page to Amendment to Insider Letter]